www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

•	Net Sales Increased 9.7%; Comparable Store Sales Increased 5.6%

•	Diluted Earnings Per Share Increased 35.2% to $1.69

•	$324 Million of Capital Returned to Shareholders Year to Date

•	Company Raises Fiscal 2018 Financial Guidance

Brentwood, TN, July 26, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail chain in the United States, today announced financial results for its second quarter ended June 30, 2018.

“We delivered a solid second quarter with broad-based strength across our merchandise categories and geographies. Our 5.6% comparable store sales increase was driven by continued execution of our ONETractor strategy and merchandising initiatives that drove both average ticket and transaction count increases for the quarter. Even with a delayed start to the spring season, we were able to capitalize on the selling season for many spring products as we managed our inventories effectively. Given our performance year to date, we are raising our full year guidance for 2018,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

Second Quarter 2018 Results
Net sales for the second quarter 2018 increased 9.7% to $2.21 billion from $2.02 billion in the second quarter of 2017. Comparable store sales increased 5.6% compared to an increase of 2.2% in the prior year’s second quarter. The comparable store sales results included increases in comparable average ticket of 3.7% and transaction count of 1.8%. The increase in comparable store sales was primarily driven by broad-based strength in everyday merchandise, along with robust growth across spring and summer seasonal categories. All merchandise categories delivered increased comparable store sales, as did all geographic regions.

Gross profit increased 9.2% to $769.4 million from $704.7 million in the prior year’s second quarter, and gross margin decreased 16 basis points to 34.8% from 34.9% in the prior year’s second quarter. The decline in gross margin resulted primarily from an increase in freight expense due to higher carrier rates and increased diesel fuel prices. Partially offsetting these items were the strength of the Company’s price management program and reduced promotional activity.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 11.0% to $496.0 million from $446.8 million in the prior year’s second quarter. As a percent of net sales, SG&A expenses increased 27 basis points to 22.4% from 22.1% in the second quarter of 2017. The increase in SG&A as a percent of net sales was primarily attributable to higher incentive compensation from the strong year-over-year growth in comparable store sales and investments in infrastructure and technology to support the Company’s strategic long-term growth initiatives. These SG&A increases were partially offset by leverage in occupancy and other costs from the increase in comparable store sales.

The effective income tax rate was 22.8% compared to 37.0% in the prior year’s second quarter. The decrease in the effective income tax rate was primarily related to the U.S. Tax Cuts and Jobs Act that was signed into law in December 2017.

Net income increased 29.0% to $207.3 million from $160.6 million and diluted earnings per share increased 35.2% to $1.69 from $1.25 in the second quarter of 2017.

The Company opened 25 new Tractor Supply stores and three new Petsense stores and closed one Petsense store in the second quarter of 2018.

First Six Months of Fiscal 2018 Results
Net sales for the first six months of 2018 increased 8.8% to $3.90 billion from $3.58 billion in the first six months of 2017. Comparable store sales increased 4.7% versus a 0.2% increase in the first six months of 2017. Gross profit increased 9.0% to $1.33 billion from $1.22 billion and gross margin increased to 34.2% from 34.1% in the first six months of 2017.

SG&A expenses, including depreciation and amortization, increased 11.1% to $964.9 million and increased as a percent of net sales to 24.8% compared to 24.2% for the first six months of 2017.

The effective income tax rate was 22.3% compared to 36.6% in the first six months of 2017.

Net income increased 26.1% to $278.7 million from $221.0 million and diluted earnings per share increased 32.4% to $2.25 from $1.70 for the first six months of 2017.

Year to date through the second quarter, the Company has repurchased approximately 3.8 million shares of its common stock for $252.5 million and paid quarterly cash dividends totaling $71.4 million.

During the first six months of 2018, the Company opened 40 new Tractor Supply stores and seven new Petsense stores and closed one Petsense store.

Fiscal 2018 Outlook
Based upon the results of the first six months of fiscal 2018, the Company is providing the following updated guidance for the expected results of operations in fiscal 2018:

	Updated	Previous
Net Sales	$7.77 billion - $7.80 billion	$7.69 billion - $7.77 billion
Comparable Store Sales	+3.0% - + 3.5%	+2.0% - +3.0%
Net Income	$505 million - $517 million	$490 million - $515 million
Earnings per Diluted Share	$4.10 - $4.20	$3.95 - $4.15

The Company continues to forecast capital expenditures in the range of $260 million to $300 million for fiscal 2018.

Conference Call Information
Tractor Supply Company will be hosting a conference call today, Thursday, July 26, 2018 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Greg Sandfort, Chief Executive Officer; Steve Barbarick, President and Chief Merchandising Officer; and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO) is in its 80th year of operation and, since being founded in 1938, has grown to become the largest rural lifestyle retailer in the United States. With over 28,000 team members, more than 1,700 stores in 49 states and an e-commerce website, Tractor Supply is passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. The Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday prices they deserve. At June 30, 2018, the Company operated 1,725 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 30, 2018, the Company operated 174 Petsense stores in 27 states. For more information on Petsense, visit www.petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth and estimated results of operations, including, but not limited to, net sales and comparable store sales, net income, earnings per share and capital expenditures. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, the amount and timing of any share repurchases, capital market conditions in general, the ability to open new stores and distribution centers in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 30, 2018		July 1, 2017		June 30, 2018		July 1, 2017
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$2,213,249	100.0%	$2,017,762	100.0%	$3,896,150	100.0%	$3,581,840	100.0%
Cost of merchandise sold	1,443,835	65.2	1,313,054	65.1	2,563,087	65.8	2,358,929	65.9
Gross profit	769,414	34.8	704,708	34.9	1,333,063	34.2	1,222,911	34.1

Selling, general and administrative expenses	452,346	20.4	405,736	20.1	878,459	22.6	787,850	22.0
Depreciation and amortization	43,610	2.0	41,047	2.0	86,397	2.2	80,774	2.2

Operating income	273,458	12.4	257,925	12.8	368,207	9.4	354,287	9.9
Interest expense, net	4,978	0.2	3,092	0.2	9,446	0.2	5,869	0.2

Income before income taxes	268,480	12.2	254,833	12.6	358,761	9.2	348,418	9.7
Income tax expense	61,191	2.8	94,184	4.6	80,039	2.0	127,458	3.5
Net income	$207,289	9.4%	$160,649	8.0%	$278,722	7.2%	$220,960	6.2%

Net income per share:
Basic	$1.70		$1.25		$2.26		$1.71
Diluted	$1.69		$1.25		$2.25		$1.70

Weighted average shares outstanding:
Basic	122,100		128,186		123,288		129,231
Diluted	122,775		128,722		123,975		129,906

Dividends declared per common share outstanding	$0.31		$0.27		$0.58		$0.51

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net income	$207,289	$160,649	$278,722	$220,960

Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes	552	(152)	2,384	129
Total other comprehensive income (loss)	552	(152)	2,384	129
Total comprehensive income	$207,841	$160,497	$281,106	$221,089

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2018	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$69,954	$67,793
Inventories	1,632,280	1,468,254
Prepaid expenses and other current assets	103,379	90,409
Income taxes receivable	5,115	4,066
Total current assets	1,810,728	1,630,522

Property and equipment:
Land	100,564	99,267
Buildings and improvements	1,072,866	995,716
Furniture, fixtures and equipment	619,284	584,275
Computer software and hardware	290,599	243,577
Construction in progress	125,945	48,521
Property and equipment, gross	2,209,258	1,971,356
Accumulated depreciation and amortization	(1,127,715)	(988,998)
Property and equipment, net	1,081,543	982,358

Goodwill and other intangible assets	124,492	125,717
Deferred income taxes	20,741	52,960
Other assets	29,902	24,015
Total assets	$3,067,406	$2,815,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$649,665	$510,820
Accrued employee compensation	22,758	14,264
Other accrued expenses	205,352	184,829
Current portion of long-term debt	25,000	20,000
Current portion of capital lease obligations	3,714	3,418
Income taxes payable	34,997	73,157
Total current liabilities	941,486	806,488

Long-term debt	516,410	433,676
Capital lease obligations, less current maturities	30,639	33,860
Deferred rent	107,827	102,525
Other long-term liabilities	65,002	56,457
Total liabilities	1,661,364	1,433,006

Stockholders’ equity:
Common stock	1,366	1,361
Additional paid-in capital	746,410	693,775
Treasury stock	(2,383,446)	(2,009,645)
Accumulated other comprehensive income	5,742	1,521
Retained earnings	3,035,970	2,695,554
Total stockholders’ equity	1,406,042	1,382,566
Total liabilities and stockholders’ equity	$3,067,406	$2,815,572

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 30, 2018	July 1, 2017
Cash flows from operating activities:
Net income	$278,722	$220,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,397	80,774
Loss on disposition of property and equipment	623	198
Share-based compensation expense	16,409	15,079
Deferred income taxes	(2,247)	(7,742)
Change in assets and liabilities:
Inventories	(179,072)	(98,598)
Prepaid expenses and other current assets	(15,127)	148
Accounts payable	73,097	(8,702)
Accrued employee compensation	(8,915)	(10,982)
Other accrued expenses	(3,884)	(33,895)
Income taxes	23,870	67,289
Other	4,141	2,979
Net cash provided by operating activities	274,014	227,508
Cash flows from investing activities:
Capital expenditures	(116,695)	(96,610)
Proceeds from sale of property and equipment	288	10,781
Net cash used in investing activities	(116,407)	(85,829)
Cash flows from financing activities:
Borrowings under debt facilities	673,000	578,000
Repayments under debt facilities	(557,500)	(398,000)
Debt issuance costs	(346)	(313)
Principal payments under capital lease obligations	(1,809)	(669)
Repurchase of shares to satisfy tax obligations	(569)	(653)
Repurchase of common stock	(252,545)	(248,147)
Net proceeds from issuance of common stock	14,345	7,835
Cash dividends paid to stockholders	(71,377)	(65,855)
Net cash used in financing activities	(196,801)	(127,802)
Net change in cash and cash equivalents	(39,194)	13,877
Cash and cash equivalents at beginning of period	109,148	53,916
Cash and cash equivalents at end of period	$69,954	$67,793

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$6,337	$5,218
Income taxes	58,949	67,752

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$—	$10,734
Non-cash accruals for construction in progress	16,227	15,377

Selected Financial and Operating Information (a)
(Unaudited)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Sales Information:
Comparable store sales increase	5.6%	2.2%	4.7%	0.2%
New store sales (% of total sales)	3.9%	5.9%	3.9%	6.2%
Average transaction value	$48.23	$46.48	$45.65	$44.64
Comparable store average transaction value increase (decrease)	3.7%	0.0%	2.2%	(0.3)%
Comparable store average transaction count increase	1.8%	2.2%	2.4%	0.5%
Total selling square footage (000’s)	28,916	27,188	28,916	27,188
Exclusive brands (% of total sales)	30.4%	31.3%	31.4%	31.9%
Imports (% of total sales)	11.8%	12.0%	11.8%	11.8%

Store Count Information:
Tractor Supply
Beginning of period	1,700	1,617	1,685	1,595
New stores opened	25	14	40	38
Stores closed	—	(1)	—	(3)
End of period	1,725	1,630	1,725	1,630
Petsense
Beginning of period	172	152	168	143
New stores opened	3	8	7	17
Stores closed	(1)	—	(1)	—
End of period	174	160	174	160
Consolidated end of period	1,899	1,790	1,899	1,790

Pre-opening costs (000’s)	$2,541	$2,052	$4,208	$4,656

Balance Sheet Information:
Average inventory per store (000’s) (b)	$798.1	$771.2	$798.1	$771.2
Inventory turns (annualized)	3.49	3.43	3.23	3.19
Share repurchase program:
Cost (000’s)	$95,082	$133,601	$252,545	$248,147
Average purchase price per share	$64.37	$60.47	$65.70	$65.20

Capital Expenditures (in millions):
New and relocated stores and stores not yet opened	$22.3	$18.1	$32.8	$35.2
Distribution center capacity and improvements	21.4	5.3	33.8	6.3
Information technology	20.7	26.1	38.5	34.3
Existing stores	7.2	12.1	11.5	20.7
Corporate and other	—	0.1	0.1	0.1
Total	$71.6	$61.7	$116.7	$96.6

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Assumes average inventory cost, excluding inventory in transit.